SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

GCP APPLIED TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	47-3936076
(State of Incorporation or Organization)	(IRS Employer Identification Number)

62 Whittemore Avenue Cambridge, Massachusetts	02140
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Each Class)

The undersigned registrant hereby amends the Registration Statement on Form 8-A filed by the registrant with the Securities and Exchange Commission on March 15, 2019 as set forth below:

Item 1.	Description of Securities To Be Registered.

On March 15, 2019, the Board of Directors (the “Board”) of GCP Applied Technologies Inc. (“GCP” or the “Company”), a Delaware corporation, declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share and adopted a stockholder rights plan, as set forth in the Rights Agreement dated as of March 15, 2019 (the “Rights Agreement”), by and between the Company and Equiniti Trust Company, as rights agent. The dividend was payable at the close of business on March 25, 2019 to the stockholders of record on that date.

On March 13, 2020, the Company entered into the First Amendment to Rights Agreement (the “Amendment” and together with the Rights Agreement, the “Amended Rights Agreement”), by and between the Company and Equiniti Trust Company, as rights agent, which amends the Rights Agreement.

The Amendment, which was approved by the Board of the Company, extends the expiration date of the Rights Agreement to the earlier of March 14, 2023 or the close of business on the first business day following the date on which the Inspector of Election for the first annual meeting of stockholders of the Company following March 13, 2020 certifies that stockholder approval of the rights plan has not been obtained (or earlier to the extent provided in the Rights Agreement). In addition, the Amendment raises the level of beneficial ownership for a person or group to become an “Acquiring Person” (as defined in the Amended Rights Agreement) from 15% to 20% of the Company’s outstanding shares of common stock. Pursuant to the Amended Rights Agreement, the Rights will not be exercisable until 10 days after the public announcement that a person or group has become an Acquiring Person. If a stockholder’s beneficial ownership as of the time of the public announcement of the adoption of the Rights Agreement on March 15, 2019 was at or above 20%, that stockholder’s existing ownership percentage would be grandfathered, but the Rights would become exercisable if at any time after such announcement the stockholder increases its ownership percentage by 0.001% or more.

Each Right will allow its holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share for $150, subject to adjustment, once the Rights become exercisable.

The Rights are in all respects subject to and governed by the provisions of the Amendment, which is incorporated herein by reference, and the Rights Agreement, which was included as an exhibit in the Company’s Form 8-A filing, dated March 15, 2019. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01 and 3.03 of the Company’s Current Report on Form 8-K filed on March 13, 2020 and Items 1.01, 3.03 and 5.03 of the Company’s Current Report on Form 8-K filed on March 15, 2019, and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2.	Exhibits.

4.1	First Amendment to Rights Agreement, dated as of March 13, 2020, between GCP Applied Technologies Inc. and Equiniti Trust Company.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: March 13, 2020

GCP APPLIED TECHNOLOGIES INC.

By:	/s/ James E. Thompson
Name: James E. Thompson
Title: General Counsel and Secretary